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                                                          (Mid Cap Value B Fund)

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                         T. ROWE PRICE ASSOCIATES, INC.

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY


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                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of the first day of May, 2004 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), T. Rowe Price Associates, Inc., ("T. Rowe Price") a Maryland corporation and subsidiary of T. Rowe Price Group, Inc., and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and T. Rowe Price are each engaged in the business of rendering investment advice under the Investment Adviser Act of 1940; and

     WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust offers shares in several classes, one of which is designated as the Mid Cap Value B Fund, (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 14, 1998 (the "Investment Management Agreement"), pursuant to which it may contract with T. Rowe Price as a sub-manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Subject Fund. T. Rowe Price is hereby appointed and T. Rowe Price hereby accepts the appointment to act as investment adviser and manager to the Mid Cap Value B Fund (the "Subject Fund") for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain T. Rowe Price to render investment advisory services hereunder for any other Fund, they shall so notify T. Rowe Price in writing. If it is willing to render such services, T. Rowe Price shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.

     (c) Incumbency Certificates. T. Rowe Price shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of T. Rowe Price setting forth (by name and title, and including specimen signatures) those officers of T. Rowe Price who are authorized to make investment decisions for the Subject Fund pursuant to the provisions of this Agreement. T. Rowe Price shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates,

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                                      - 2 -

as needed, to reflect all changes with respect to such authorized officers for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of T. Rowe Price so named.

     (d) Independent Contractor. T. Rowe Price shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

     (e) T. Rowe Price's Representations. T. Rowe Price represents, warrants and agrees (I) that it is registered as an investment adviser under the Investment Adviser Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of T. Rowe Price, or of any change in the identity of the personnel who manage the Subject Fund, (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Trust and JHLICO each with a copy of T. Rowe Price's Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     T. Rowe Price will provide for the Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, the Board of Trustees of the Trust may provide T. Rowe Price with additional or amended investment policies, guidelines and restrictions. T. Rowe Price, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to T. Rowe Price in writing by JHLICO or the Trust from time to time). By its signature below, T. Rowe Price acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     T. Rowe Price will, at its own expense:

     (a) advise the Trust in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and, upon request, furnish the Trust with research, economic and statistical data in connection with said Fund's investments and investment policies;

     (b) submit such reports and information as JHLICO or the Trust' s Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of

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                                      - 3 -

securities held in the Subject Fund to the extent such securities are not otherwise priceable using an approved pricing service;

     (c) place orders for purchases and sales of portfolio investments for the Subject Fund;

     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Fund in connection with the settlement of trades;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) each business day, provide JHLICO with a written daily statement of the transactions effected for the Subject Fund on the previous business day;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with a summary listing of all investments held in such Fund as of the last day of the month, together with the average purchase price per unit of each investment and such other information as JHLICO may reasonably request;

     (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Fund in accordance with T. Rowe Price's proxy voting policy as most recently provided to JHLICO; and

     (i) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary materials, exercise conversion or subscription rights, and respond to mergers, tender offers and other consent solicitations ("Corporate Actions").

     The Trust and JHLICO will provide timely information to T. Rowe Price regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Fund. JHLICO will timely provide T. Rowe Price with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulation
Section 1.817) as may be reasonably necessary or appropriate in order for T. Rowe Price to perform its responsibilities hereunder. T. Rowe Price will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Fund, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. T. Rowe Price will also make such personnel as it deems appropriate available in Boston or other reasonable locations as often as quarterly to discuss the Subject Fund and T. Rowe Price's management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

     T. Rowe Price will not consult with any other sub-manager to the Subject Fund or to any other Fund of the Series concerning transactions of the Subject Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

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                                      - 4 -

3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (b)  custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (d)  interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Subject Fund as herein provided, JHLICO shall pay to T. Rowe Price a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Fund during any calendar month, the fee with respect to such Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Fund's net assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.   FUND TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Subject Fund, T. Rowe Price is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Fund.
T. Rowe Price shall maintain records adequate to demonstrate compliance with this requirement. T. Rowe Price shall have the right subject to the control of the Trust's Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to T. Rowe Price, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. T. Rowe Price shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

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                                      - 5 -

     T. Rowe Price will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by T. Rowe Price on the Trust's behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to that Fund shall be promptly returned to the Trust, free from any claim or retention of rights by
T. Rowe Price, provided that (subject to the last paragraph of this Section 6)
T. Rowe Price may retain copies of such records. T. Rowe Price also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. T. Rowe Price further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2. T. Rowe Price also agrees to supply all information in its possession required by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. T. Rowe Price shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding the investments in the Subject Fund which is reasonably required by them and reasonably available to T. Rowe Price, provided that T. Rowe Price shall not be required to incur any additional expense in connection therewith.

     T. Rowe Price shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

     No provision of this Agreement shall be deemed to protect T. Rowe Price or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance his duties or the reckless disregard of his obligations and duties. T. Rowe Price shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Fund (subject to the receipt of and based upon the information contained in periodic reports from JHLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations to Section 1.817-5(b). However, T. Rowe Price shall not be obligated to perform any service not described in this Agreement, and shall not be deemed

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                                      - 6 -

by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

     JHLICO agrees to hold harmless T. Rowe Price, its directors and officers and each person if any, who controls T. Rowe Price within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon (a) the failure of the Trust's Registration Statement, including the prospectus and statement of additional information, or any amendment or supplement thereto, any preliminary prospectus, any other written communication with investors or any other submission to governmental bodies or self-regulatory bodies filed on or subsequent to the date of this Agreement (collectively, the "Disclosure Documents") to comply with the requirements of applicable federal and state securities, insurance or other laws; (b) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document; or (c) any omission or alleged omission in any Disclosure Document to state a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims damages, liabilities and expenses arise out of or are based upon any such statement or omission which is in turn based upon information furnished in writing to JHLICO or the Trust by T. Rowe Price and which T. Rowe Price was informed or otherwise knew was to be used in the Disclosure Document.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective with respect to the Subject Fund on the date hereof and, with respect to any additional Subject Fund, on the date of receipt by the Trust of notice from T. Rowe Price in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Fund and, with respect to each additional Subject Fund, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund so long as such continuance with respect to any such Fund is approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (ii) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. The Trust may terminate this Agreement with respect to any Fund at any time, without payment of any penalty, pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of such Fund, by giving sixty days' prior written notice thereof to T. Rowe Price and to JHLICO. Any such termination shall be effective as

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                                      - 7 -

of the later of the date specified in such notice or the date such notice is delivered to T. Rowe Price. T. Rowe Price may terminate this Agreement with respect to any Fund on at least sixty days' prior written notice delivered to the Trust and to JHLICO. JHLICO may terminate this Agreement with respect to any Fund on at least sixty days' prior written notice delivered to the Trust and to
T. Rowe Price.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (other than as permitted in Section 15 below) or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE; USE OF T. ROWE PRICE'S NAME AND LOGO.

     The services of T. Rowe Price to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of T. Rowe Price and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     During the term of this Agreement, and subject to a separate agreement among JHLICO, the Trust and T. Rowe Price, JHLICO and the Trust shall have the non-exclusive, non-transferable right to use T. Rowe Price's name and logo as set forth in Exhibit A hereto in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to T. Rowe Price, JHLICO shall consult with T. Rowe Price and shall furnish to T. Rowe Price a copy of such materials. T. Rowe Price agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if T. Rowe Price reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of the Subject Fund, T. Rowe Price and its directors, officers and employees will not act as principal. Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies managed by T. Rowe Price or its affiliates, if orders are allocated in a manner deemed equitable by T. Rowe Price among the accounts and at a price approximately averaged.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

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                                      - 8 -

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     T. Rowe Price:   T. Rowe Price Associates, Inc.
                      100 East Pratt Street
                      Baltimore, MD 21202
                      Attention: John Cammack
                      Fax #: (410) 345-3618

     cc:              Henry H. Hopkins, Esq.
                      T. Rowe Price Associates, Inc.
                      100 East Pratt Street
                      Baltimore, MD 21202
                      Fax #: (410) 345-6575

     JHLICO:          John Hancock Life Insurance Company
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA 02117
                      Attention: Raymond F. Skiba
                      Fax #: (617) 572-4953

     TRUST:           John Hancock Variable Series Trust I
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA 02117
                      Attention: Raymond F. Skiba
                      Fax #: (617) 572-4953

14.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

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                                      - 9 -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                   JOHN HANCOCK VARIABLE SERIES
                                          TRUST I


By:                                       By: /s/ Michelle G. VanLeer
   -----------------------------------       -----------------------------------
Title:                                    Title:  Michelle G. VanLeer

ATTEST:                                   JOHN HANCOCK LIFE
                                          INSURANCE COMPANY


By:                                       By: /s/ Michelle G. VanLeer
   -----------------------------------       -----------------------------------
                                          Title:  Michelle G. VanLeer

ATTEST:                                   T. ROWE PRICE ASSOCIATES, INC.


By:                                       By: /s/ Darrell N. Braman
   ----------------------------------             Darrell N. Braman

                                          Title: Vice President

                                   SCHEDULE I

                                      FEES
                                      ----

-------------------------------------------------------------------------
 Current Net Assets Under Management       Sub-Advisory Fee
-------------------------------------------------------------------------
On all Net Assets when Net Assets are 60 basis points (0.60%) per annum $50 million or less
-------------------------------------------------------------------------
On all Net Assets once Net Assets       50 basis points (0.50%) per annum
exceed $50 million
-------------------------------------------------------------------------

                         Exhibit A - T. Rowe Price Logo

                             [LOGO OF T. ROWE PRICE]
                             INVEST WITH CONFIDENCE

"The mark T. Rowe Price, Invest with Confidence, and the Bighorn Sheep logo are owned by T. Rowe Price Group, Inc."